EXHIBIT 99.1
------------


                  ANDRESMIN ACQUIRES NEW PROPERTY IN LIMA, PERU
                  ---------------------------------------------
                               AND MOBILIZES CREW
                               ------------------

LIMA, PERU,  January 19, 2005, - Andresmin Gold Corporation  ("Andresmin" or the
                                 --------------------------
"Company") (NASD OTC-BB:  "ADGD") is pleased to announce that they have acquired
            --------------------
a 90% interest in the Maikol property, an exploration concession located in the foothills of the Cordillera Negra, only 50 kilometres north of Lima, Peru. The Company retains the option to acquire the remaining 10% interest, at any time, within an 18 month period.

Initial rock chip samples returned 1.11 grams per tonne ("g/t") gold, 19.8 g/t silver, 122 parts per million ("ppm") copper, and 973 ppm zinc over 15 meters; 350 ppm copper and 111 ppm zinc over 15 meters; and 2.75 g/t gold and 7.2 g/t silver over 2 meters. Andresmin has mobilized a field crew to the concession to further sample and map the alteration zone.

Locally, the geology consists of a strongly sheared volcano-sedimentary unit within the Casma Volcanic Formation. The shear zone is strongly altered over a width of 100 meters. The property is situated on the perimeter of what appears to be a large volcanic centre. Granitic intrusives border the volcanics within the property.

Mr. Ian Brodie, President of Andresmin said, "The property has an excellent geological setting and location and represents a valuable addition to the Andresmin property portfolio."

About Andresmin Gold Corporation
--------------------------------
Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.


For further information please contact:
Resourcex Group:
Toll (888) 689-1620
-------------------
investor@andresmin.com
----------------------
www.andresmin.com
-----------------




THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, ANDRESMIN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.